Exhibit 22(a)

                     SUBSIDIARIES OF PLAYTEX PRODUCTS, INC.



                                          PERCENT           JURISDICTION OF
         CORPORATION                     OWNERSHIP           INCORPORATION
         -----------                     ---------           -------------

Playtex Products, Inc.                                         Delaware

Playtex Marketing Corp.                     50%                Delaware

Playtex Manufacturing, Inc.                100%                Delaware

Playtex Sales & Services, Inc.             100%                Delaware

Playtex Beauty Care, Inc.                  100%                Delaware

Playtex Investment Corp.                   100%                Delaware

TH Marketing Corp.                         100%                Delaware

Playtex International Corp.                100%                Delaware

Sun Pharmaceuticals Corp.                  100%                Delaware

Smile-Tote, Inc.                           100%               California

Playtex Limited                            100%                 Canada

Playtex Foreign Sales Corporation          100%                Barbados

Carewell Industries, Inc.                  100%                New York

Personal Care Holdings, Inc.               100%                Delaware

Personal Care Group, Inc.                  100%                Delaware

Personal Care Group Australia PTY Ltd.     100%                Australia